EXHIBIT 4.10
                                                                EXECUTION COPY

                                VITRO GUARANTY

     THIS GUARANTY (this "Guaranty") dated as of April 2, 2004, is made by VITRO, S.A. DE C.V., a corporation ("sociedad anonima de capital variable") organized under the laws of the United Mexican States (the "Guarantor"), in favor of the Tranche A Lenders and the Administrative Agent.

                             W I T N E S S E T H:

     WHEREAS, pursuant to that certain Credit Agreement, dated as of April 2, 2004 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Vitrocrisa Comercial, S. de R.L. de C.V., a corporation (sociedad de responsabilidad limitada de capital variable) organized and existing under the laws of Mexico ("Comercial"), Vitrocrisa, S. de R.L. de C.V., a corporation (sociedad de responsabilidad limitada de capital variable) organized and existing under the laws of Mexico ("Vitrocrisa"), the Lenders, Bank of Montreal, as the Administrative Agent, HSBC Bank USA and HSBC Mexico, S.A., Institucion de Banca Multiple, Grupo Financiero HSBC, as Collateral Agents, and Harris Nesbitt and Banco Nacional de Mexico, S.A., as the Joint Lead Arrangers, among other things, the Tranche A Lenders have extended Tranche A Loans to Comercial; and

     WHEREAS, the Guarantor has duly authorized the execution, delivery and performance of this Guaranty; and

     WHEREAS, it is in the best interests of the Guarantor to execute this Guaranty inasmuch as the Guarantor will derive substantial direct and indirect benefits from the Tranche A Loans made from time to time to Comercial pursuant to the Credit Agreement;

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Tranche A Lenders to make the Tranche A Loans pursuant to the Credit Agreement, the Guarantor agrees, for the benefit of the Tranche A Lenders and the Administrative Agent, as follows:

                                  ARTICLE I.

                                  DEFINITIONS

     SECTION 1.1 Certain Terms. The following terms when used in this Guaranty, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

     "Additional Costs" is defined in Section 6.12 hereof.

     "Comercial" is defined in the first recital.

     "Credit Agreement" is defined in the first recital.

     "Guaranteed Obligations" is defined in Section 2.1 hereof.

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     "Guarantor" is defined in the preamble.

     "Guarantor Default" means any Guarantor Event of Default or any event, act or condition which, with notice or lapse of time, or both, would constitute a Guarantor Event of Default.

     "Guarantor Event of Default" is defined in Article V hereof.

     "Guaranty" is defined in the preamble.

     "Information Memorandum" means that certain $75,000,000 Senior Credit Facility Confidential Information Memorandum dated January 2004 furnished to the Lenders.

     "SHCP" is defined in Section 6.12 hereof.

     "Vitrocrisa" is defined in the first recital.

     SECTION 1.2 Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, capitalized terms used in this Guaranty have the meanings provided in the Credit Agreement.

                                 ARTICLE II.

                              GUARANTY PROVISIONS

     SECTION 2.1 Guaranty. (a) The Guarantor hereby absolutely, unconditionally and irrevocably guarantees the full and prompt payment when due, whether at stated maturity, by acceleration or otherwise, and at all times thereafter, of the Tranche A Loans, and all interest, fees and all other monetary Obligations of Vitrocrisa and/or Comercial to each of the Tranche A Lenders and the Administrative Agent relating to the Tranche A Loans or the Tranche A Commitments, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, which arise out of or in connection with the Credit Agreement or any other Transaction Document, in each case as the same may be amended, modified, extended or renewed from time to time (all such obligations being herein collectively called the "Guaranteed Obligations"); provided, however, that the maximum amount of the Guarantor's obligations with respect to the Guaranteed Obligations shall be subject to Section 2.1(b) and Section 2.1(c).

     This Guaranty constitutes a guaranty by the Guarantor of payment when due and not of collection, and the Guarantor specifically agrees that it shall not be necessary or required that the Administrative Agent or any Tranche A Lender or any other Person exercise any right, assert any claim or demand or enforce any remedy whatsoever against Vitrocrisa and/or Comercial (or any other Person) before or as a condition to the obligations of the Guarantor hereunder.

     (b) Any term or provision of this Guaranty or any other Transaction Document to the contrary notwithstanding, the aggregate maximum amount of the Guaranteed Obligations for which the Guarantor shall be liable shall not exceed the maximum amount for which the Guarantor can be liable without rendering this Guaranty or any other Transaction Document as it


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relates to the Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer.

     (c) Any term or provision of this Guaranty or any other Transaction Document to the contrary notwithstanding, the aggregate maximum amount of the Guaranteed Obligations for which the Guarantor shall be liable with respect to the principal amount of the Tranche A Loans shall not exceed (x) $52,000,000 minus (y) any principal amounts of the Tranche A Term Loans indefeasibly paid in cash and any principal amounts of the Tranche A Revolving Loans indefeasibly paid in cash to the extent the Tranche A Revolving Commitments have been permanently reduced with respect to such payment, or such higher amount as the Guarantor shall have agreed to in writing, provided, that the foregoing shall limit Guarantor's obligations for principal of the Tranche A Loans but shall not limit or impair the Guarantor's obligation on interest, fees, costs, expenses or any other Guaranteed Obligation.

     SECTION 2.2 Acceleration of Guaranty. The Guarantor agrees that, in the event of any Event of Default under Section 9.6 of the Credit Agreement, and if such event shall occur at a time when any of the Guaranteed Obligations are not then due and payable, the Guarantor shall pay to the Administrative Agent for the account of the Administrative Agent and the Tranche A Lenders forthwith the full amount which would be payable hereunder by the Guarantor if all such obligations were then due and payable.

     SECTION 2.3 Guaranty Absolute, etc. This Guaranty shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment by the Guarantor, and shall remain in full force and effect until all Guaranteed Obligations have been paid in full, finally and indefeasibly, and the Tranche A Commitments shall have terminated. The Guarantor guarantees that the Guaranteed Obligations shall be paid strictly in accordance with the terms of the Credit Agreement and each other Transaction Document under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Tranche A Lender or any other Person with respect thereto. The liability of the Guarantor under this Guaranty shall be absolute, unconditional and irrevocable irrespective of:

          (a) any lack of validity, legality or enforceability of the Credit Agreement or any other Transaction Document;

          (b) the failure of the Administrative Agent, the Collateral Agent, any Lender or any other Person:

               (i) to assert any claim or demand or to enforce any right or remedy against Vitrocrisa, Comercial, any US Affiliate, Libbey or any other Person (including any other guarantor) under the provisions of the Credit Agreement, any other Transaction Document or otherwise, or

               (ii) to exercise any right or remedy against any other guarantor of, or collateral securing, any Guaranteed Obligations or any of the other Obligations;

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               (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any of the other Obligations, or any other extension, compromise or renewal of any Guaranteed Obligation or any of the other Obligations;

               (d) any reduction, limitation, impairment or termination of any Guaranteed Obligations or any of the other Obligations for any reason (other than payment), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence (other than indefeasible payment in full in cash of the Guaranteed Obligations) affecting, any Guaranteed Obligations or any of the other Obligations;

               (e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of the Credit Agreement or any other Transaction Document including without limitation any amendment, rescission, waiver or other modification or consent which results in an increase in the amount of the Obligations;

               (f) (i) any addition, exchange, release, surrender or non-perfection of any collateral or (ii) any amendment to or waiver or release or addition of, or consent to departure from, any other guaranty held by the Administrative Agent, the Collateral Agent or any Lender, securing or supporting any of the Guaranteed Obligations or any of the other Obligations; or

               (g) any other circumstance (other than payment) which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Guarantor, Vitrocrisa, Comercial, Libbey, any US Affiliate, any surety or any other guarantor.

     SECTION 2.4 Marshaling, Reinstatement. The Guarantor agrees that none of the Tranche A Lenders nor any Agent nor any Person acting for or on behalf of the Tranche A Lenders or any Agent shall have any obligation to marshal any assets in favor of the Guarantor or against or in payment of any or all of the Guaranteed Obligations. If the Guarantor or any other guarantor of all or any part of the Guaranteed Obligations makes a payment to any Tranche A Lender or any Agent, or if any Tranche A Lender or any Agent receives any proceeds of collateral, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to the Guarantor, such other guarantor or any other Person, or their respective estates, trustees, receivers or any other party, including without limitation, Comercial or Vitrocrisa, under any bankruptcy law, "concurso mercantil", state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the part of the Guaranteed Obligations which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.


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     SECTION 2.5 Waiver, etc. The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent, the Collateral Agent or any Lender protect, secure, perfect or insure any security interest or Lien, or any property subject thereto, or exhaust any right or take any action against Vitrocrisa, Comercial, Libbey, any US Affiliate or any other Person (including any other guarantor) or entity or any collateral securing any Guaranteed Obligations or any of the other Obligations.

     The Guarantor hereby expressly waives any right, beneficio de orden, division and excusion and any of the rights provided for in Articles 2813, 2814, 2815, 2816, 2817, 2818, 2820, 2821, 2822, 2823, 2836, 2840, 2842, 2844,
2845, 2846, 2847, 2848, 2849 et al of the Federal Civil Code and the corresponding provisions of the Civil Code for the Federal District of Mexico and of the civil codes for all the states of Mexico, which are not reproduced herein inasmuch as the Guarantor hereby represents to be familiar with the contents thereof, as well as all other rights and defenses the assertion or exercise of which would in any way diminish the liability of the undersigned hereunder.

     Without limiting the generality of the foregoing, the Guarantor hereby acknowledges and agrees that it shall not be a third party beneficiary to the Credit Agreement or any other Transaction Document.

     SECTION 2.6 Waiver of Subrogation and Contribution. Until the Obligations have been paid in cash indefeasibly in full and the Commitments by the Lenders shall have terminated, the Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against Vitrocrisa and/or Comercial or any other Person that arise from the existence, payment, performance or enforcement of the Guarantor's obligations under this Guaranty or any other Transaction Document, including any right of subrogation, reimbursement, contribution, exoneration, or indemnification, any right to participate in any claim or remedy of the Administrative Agent or any Lender against Vitrocrisa, Comercial or any other Person or any collateral which the Administrative Agent, the Collateral Agent or any Lender now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from Vitrocrisa, Comercial or any other Person, directly or indirectly, in cash or other property or by set-off or in any manner, payment or security on account of such claim or other rights. If any amount shall be paid to the Guarantor in violation of the preceding sentence and the Obligations shall not have been paid in cash indefeasibly in full and the Commitments shall not have been terminated, such amount shall be deemed to have been paid to the Guarantor for the benefit of, and held in trust for, the Administrative Agent and the Lenders, and shall forthwith be paid to the Administrative Agent for the account of the Administrative Agent and the Lenders to be credited and applied upon the Obligations, whether matured or unmatured. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the waiver set forth in this Section is knowingly made in contemplation of such benefits. If (a) the Guarantor has made payment to the Administrative Agent and the Tranche A Lenders of all or any part of the Guaranteed Obligations and
(b) the Obligations have been paid in full and the Commitments have been terminated, the Administrative Agent and the Tranche A Lenders agree to execute and deliver to the Guarantor appropriate documents


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(without recourse and without representation and warranty) necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment by the Guarantor.

     SECTION 2.7 Cooperation in Defense of Liens, etc. The Guarantor agrees that it will not take any action to challenge or otherwise contest the validity, perfection, priority or enforceability of the Liens created by the Collateral Documents or the priority of payment provisions contained in the Credit Agreement or any of the other Transaction Documents. The Guarantor assumes responsibility for keeping itself informed of the financial condition of Comercial and Vitrocrisa and of all other circumstance bearing upon the risk of nonpayment of the Guaranteed Obligations and the Guarantor hereby agrees that none of the Administrative Agent, the Collateral Agent or any Lender shall have any duty to advise the Guarantor of any information regarding such condition or any such circumstances.

                                 ARTICLE III.

                        REPRESENTATIONS AND WARRANTIES

     To induce the Tranche A Lenders to make the Tranche A Loans under the Credit Agreement, the Guarantor represents and warrants to the Administrative Agent and the Tranche A Lenders that:

     SECTION 3.1 Organization, etc. The Guarantor is duly organized and validly existing under the laws of its jurisdiction of formation; the Guarantor is duly qualified to do business in each jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect with respect to the Guarantor; and the Guarantor has full corporate power and authority to own its property and conduct its business as presently conducted by it.

     SECTION 3.2 Authorization; No Conflict. The execution and delivery by the Guarantor of this Guaranty and each of the Tranche A Notes, and the performance by the Guarantor of its obligations under this Guaranty and each of the Tranche A Notes, are within the corporate powers of the Guarantor, have been duly authorized by all necessary corporate action on the part of the Guarantor (including any necessary shareholder action), and do not and will not (a) violate any provision of law which is binding on the Guarantor, (b) contravene or conflict with, or result in a breach of, any provision of the organizational documents of the Guarantor or of any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding on the Guarantor or (c) result in, or require, the creation or imposition of any Lien on any property of the Guarantor.

     SECTION 3.3 Validity and Binding Nature. Each of this Guaranty and the Tranche A Notes is and, in the case of Tranche A Notes to be executed after the date hereof upon execution thereof will be, the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except that enforceability may be limited by bankruptcy, insolvency, concurso mercantil, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally


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and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

     SECTION 3.4 Benefit to Guarantor. The Guarantor's guarantee pursuant to this Guaranty reasonably may be expected to benefit, directly or indirectly, the Guarantor and that such guarantee and other obligations are necessary and convenient to the conduct, promotion and attainment of the business of the Guarantor.

     SECTION 3.5 Governmental Approvals. No Governmental Approval or consent or approval of any other Person is required to authorize, or is required in connection with (i) the execution, delivery and performance by the Guarantor of this Guaranty or any Tranche A Note, or (ii) the legality, validity, binding effect or enforceability against the Guarantor of this Guaranty or of any Tranche A Note.

     SECTION 3.6 Litigation. There is no litigation, action, suit, investigation, claim or proceeding pending or, to the knowledge of the Guarantor, threatened with respect to this Guaranty or any Tranche A Note or the transactions contemplated hereby. There is no litigation, action, suit, investigation, claim or proceeding pending or, to the knowledge of the Guarantor, threatened which could reasonably be expected to have a Material Adverse Effect on the Guarantor.

     SECTION 3.7 Solvency. The Guarantor (i) is Solvent as of the date hereof and will not be rendered insolvent as a result of this Guaranty, (ii) is not engaged in a business or a transaction, or about to engage in a business or a transaction, for which any property or assets remaining with the Guarantor would be unreasonably small capital, and (iii) does not intend to incur, or believe it will incur, debts that will be beyond its ability to pay as such debts mature.

     SECTION 3.8 Financial Statements; No Material Adverse Change; Liens.

          (a) (i) The audited consolidated balance sheet of the Guarantor as at December 31, 2003, and each of the related statements of income and retained earnings and changes in financial position of the Guarantor for the twelve-month period then ended, and (ii) the consolidated balance sheet of the Guarantor as at September 30, 2003, and the related statements of income and retained earnings and changes in financial position of the Guarantor for the nine-month period then ended, heretofore furnished to the Administrative Agent were prepared in accordance with GAAP and, on that basis, fairly present the financial condition and results of operations of the Guarantor as at the dates and for the periods covered thereby subject to, in the case of the financial statements described in clause (ii) above, the absence of footnote disclosure and normal year-end audit adjustments.

          (b) Since December 31, 2003, there has been no material adverse change in the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Guarantor.

          (c) To the Guarantor's best knowledge and except as fully disclosed in the financial statements referred to in Section 3.8(a), there are no liabilities or obligations


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     with respect to the Guarantor or its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, would be material to the Guarantor or Comercial. The Guarantor knows of no basis for the assertion against the Guarantor or Comercial or their respective Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements referred to in Section 3.8(a) which, either individually or in the aggregate, are likely to have a Material Adverse Effect on Comercial or the Guarantor.

     SECTION 3.9 True and Complete Disclosure. All information, reports, financial statements, exhibits and schedules contained in the Information Memorandum and all information listed in Schedule 3.9 hereto and all factual information as contained in the Transaction Documents including the exhibits and schedules thereto, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Guarantor, in writing, to the Administrative Agent, the Collateral Agent or any Lender, will be true and accurate in all material respects on the date as of which such information is dated or certified, provided that no such representation or warranty is made as to any projections or forward-looking information contained therein except that such projections or forwarding-looking information have been prepared in good faith on assumptions believed to be reasonable at the time of preparation thereof. There are in existence no documents or agreements which have not been disclosed to the Lenders which are material in the context of the Transaction Documents or which have the effect of varying any of the Transaction Documents.

     SECTION 3.10 Investment Company Act. The Guarantor is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     SECTION 3.11 Public Utility Holding Company Act. The Guarantor is not a "holding company," or a "subsidiary company" of a "holding company," or an "Affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                                 ARTICLE IV.

                      AFFIRMATIVE AND NEGATIVE COVENANTS

     The Guarantor covenants and agrees that on and after the Closing Date and until the Tranche A Notes, and all other Guaranteed Obligations are paid in full:

     SECTION 4.1 Information Covenants.

     Guarantor will furnish or cause to be furnished to the Administrative Agent for distribution to each Tranche A Lender:

          (a) Annual Financial Statements. As soon as available, but, in any event, within 120 days after the close of each fiscal year of Guarantor, the consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries for such fiscal year, together with the related consolidated statements of income and retained earnings and

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     statements of changes in financial position for such fiscal year certified by independent public accountants of recognized international standing selected by the Guarantor, and in each case pursuant to an unqualified opinion of such independent public accountants, and together with a report of such accounting firm stating that in the course of its regular audit of the consolidated financial statements of the Guarantor and its Consolidated Subsidiaries, which audit was conducted in accordance with GAAP consistently applied, such accounting firm obtained no knowledge of any Guarantor Default or Guarantor Event of Default.

          (b) Quarterly Financial Statements. As soon as available, but, in any event, within 60 days after the close of each quarterly accounting period in each fiscal year of the Guarantor, a copy of the unaudited balance sheet of the Guarantor and its Consolidated Subsidiaries for such period, together with the related statements of income and retained earnings and statements of changes in financial position for such quarterly period, certified by the principal executive officer, the principal financial officer or another authorized executive officer of the Guarantor, who in such capacity has actual knowledge of the matters to which he or she is certifying, as prepared in accordance with GAAP consistently applied, subject to normal recurring year-end adjustments and the absence of certain footnotes to such financial statements.

          (c) Officer's Certificates. As soon as available, but in any event, within 45 days after the close of each quarterly accounting period in each fiscal year of the Guarantor, a certificate signed by the Corporate Controller, the Corporate Director or the Finance Director of the Guarantor to the effect that, to the best of his knowledge, no Guarantor Default or Guarantor Event of Default has occurred and is continuing.

          (d) Notice of Default or Litigation, etc. Promptly upon an officer of the Guarantor obtaining knowledge thereof, written notice of (i) the occurrence of any event which constitutes a Default or Event of Default (including the details thereof and the action that the Guarantor has taken or proposes to take with respect thereto), (ii) any material action, litigation, suit or governmental proceeding pending or threatened against Vitrocrisa, Comercial or the Guarantor before any court or governmental department, commission, board, bureau, agency or instrumentally, domestic or foreign (x) which could reasonably be expected to have a Material Adverse Effect on Vitrocrisa, Comercial or Guarantor or (y) with respect to this Guaranty and the Tranche A Notes, and (iii) any other event which could reasonably be expected to have a Material Adverse Effect on Vitrocrisa, Comercial or Guarantor.

          (e) Other Information. From time to time, such other information or documents (financial, fiscal or otherwise) as any Tranche A Lender and/or the Administrative Agent may reasonably request.

     SECTION 4.2 Books, Records and Inspections; Accounting Matters; Provision of Certain Financial Statements. The Guarantor shall, and shall cause each of its Subsidiaries to, keep proper books of record and account adequate to reflect truly and fairly the financial condition and results of operations of the Guarantor and its Subsidiaries and in which full, true and correct entries in conformity with GAAP consistently applied and all requirements of Law


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shall be made of all dealings and transactions in relation to its business and activities. At any time when securities of the Guarantor or any of its Subsidiaries are held by the public, promptly upon the delivery or filing thereof, the Guarantor shall deliver to the Administrative Agent a copy of all reports and registration statements that such Guarantor or such Subsidiary files with the Securities and Exchange Commission of the United States of America or the Comision Nacional Bancaria y de Valores or any Mexican or other securities authority or exchange.

     SECTION 4.3 Modification of Certain Agreements. The Guarantor will not amend or modify, or permit the amendment or modification of, any provision of the Intercompany Note or this Guaranty without the prior written consent of the Administrative Agent acting with the consent of the Required Lenders pursuant to Section 12.14 of the Credit Agreement.

                                  ARTICLE V.

                          GUARANTOR EVENTS OF DEFAULT

     Each of the following specified events or occurrences shall constitute a "Guarantor Event of Default":

     SECTION 5.1 Payment Default Under Other Agreements. The Guarantor shall default in any payment of any of its Indebtedness, other than the Guaranteed Obligations, having a principal amount in excess of U.S.$25,000,000 (or its equivalent in any other currency), either individually or in the aggregate, as the same shall become due and payable beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or

     SECTION 5.2 Acceleration of Indebtedness. An event or occurrence constituting a default, termination event or breach under the terms of any Indebtedness of the Guarantor (other than this Guaranty) having a principal amount in excess of U.S.$25,000,000 (or its equivalent in any other currency), either individually or in the aggregate, and such default, termination event or breach results in the acceleration of the maturity of such Indebtedness; or

     SECTION 5.3 Bankruptcy, etc. (a) There is entered against the Guarantor a decree or order by a court under the Bankruptcy Code or any other applicable law which shall remain in effect for a period of 60 days after entry (i) adjudging the Guarantor bankrupt, insolvent or in concurso mercantil, (ii) approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Guarantor under any applicable law, (iii) appointing a receiver, "visitador", "conciliador", "sindico", "interventor", liquidator, assignee, trustee, sequestrator (or other similar official) of the Guarantor or of any substantial part of its property or other assets, or (iv) ordering the winding up or liquidation of its affairs; or (b) (i) the Guarantor or any of its Subsidiaries (A) institutes proceedings or takes any form of corporate action to be liquidated or adjudicated bankrupt, insolvent, in suspension of payments or in concurso mercantil, (B) consents to the institution of bankruptcy (concurso mercantil) or insolvency proceedings against it, (C) files a petition or consent seeking reorganization, suspension of payments, concurso mercantil or relief under any applicable law or consents to the filing of any such petition or to the appointment of a receiver, "visitador", "conciliador", "sindico", "interventor", liquidator, assignee, trustee, sequestrator (or other similar official) of


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the Guarantor or such Subsidiary or of any substantial part of their respective property, (D) makes a general assignment for the benefit of creditors, or (E) admits in writing its inability to pay its debts generally as they become due or otherwise becomes insolvent, or (ii) any trust or corporate action is taken by the Guarantor or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

     SECTION 5.4 Judgments. One or more final judgments or decrees for the payment of money shall be entered against the Guarantor, involving in the aggregate, a liability (not paid or fully covered by insurance except for reasonable and customary deductibles) of the equivalent of U.S.$25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof; or

     SECTION 5.5 Cancellation of Payment Obligation. Any dominant authority asserting or exercising de jure or de facto governmental or police powers in Mexico shall, by moratorium laws or otherwise, cancel, suspend or defer the obligation of the Guarantor to pay any amount required to be paid hereunder or under the Tranche A Notes; or

     SECTION 5.6 Government Action. Any Government Agency shall have (a) condemned, nationalized, seized, or otherwise expropriated all or substantially all of the property or other assets of the Guarantor, (b) assumed custody or control of such property or other assets, or of the business or operations of the Guarantor, or (c) taken (i) any action for the dissolution or disestablishment of the Guarantor or (ii) any action that would prevent the Guarantor from carrying on a substantial part of its business; or

     SECTION 5.7 Failure of Enforceability. This Guaranty or any Tranche A Note shall cease to be enforceable and in full force and effect, or the Guarantor shall deny or disaffirm any of its obligations under this Guaranty or under any Tranche A Note; or

     SECTION 5.8 Imposition of Exchange Restrictions. Any restriction or requirement not in effect on the Closing Date shall have been imposed, whether by legislative enactment, decree, regulation, order or otherwise, which limits the Guarantor's ability to transfer foreign exchange for the purpose of performing any obligation under this Guaranty or under any Tranche A Note unless, within 30 days after the imposition of any such restriction or requirement, the Guarantor shall have delivered to the Administrative Agent evidence satisfactory to it that foreign exchange will be made available to it for the purpose of performing its obligations under this Guaranty or under any Tranche A Note; or

     SECTION 5.9 Guarantor Payment Defaults. The Guarantor shall fail to make any payment due hereunder or under any Tranche A Note when due; or

     SECTION 5.10 Other Guarantor Defaults. The Guarantor shall default in the due performance or observance by it of any term, covenant or agreement contained in this Guaranty (other than those referred to in Section 5.9 hereof) and such default shall have continued unremedied for a period of 20 days after the earlier of (a) written notice thereof shall have been provided to the Guarantor by any of the Lenders or the Administrative Agent, or (b) any responsible officer of the Guarantor knows, or reasonably should have known, of such default.

                                 ARTICLE VI.

                           MISCELLANEOUS PROVISIONS

     SECTION 6.1 Transaction Document. This Guaranty is a Transaction Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

     SECTION 6.2 Binding on Successors, Transferees and Assigns; Assignment of Guaranty. This Guaranty shall be binding upon the Guarantor and its successors, transferees and assigns, and all references herein to Vitrocrisa, Comercial and the Guarantor, respectively, shall be deemed to include any of such Person's successor or successors, whether intermediate or remote; provided, however, that the Guarantor shall not have the right to assign any of its obligations hereunder without the prior written consent of the Administrative Agent and the Required Tranche A Lenders. Any Tranche A Lender may from time to time, in accordance with Section 12.5 of the Credit Agreement, without notice to the Guarantor, assign or transfer any or all of the Guaranteed Obligations or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Guaranteed Obligations shall be and remain Guaranteed Obligations for the purpose of this Guaranty, and each and every immediate and successive assignee or transferee of any of the Guaranteed Obligations or of any interest therein shall, to the extent of the interest of such assignee or transferee in the Guaranteed Obligations, be entitled to the benefits of this Guaranty and shall be protected to the same extent as if such assignee or transferee were an initial Lender.

     SECTION 6.3 Amendments, etc. All amendments to or waivers of any provision of this Guaranty, and all consents to any departure by the Guarantor herefrom, shall comply in all respects with Section 12.14 of the Credit Agreement, which is incorporated herein by reference, mutatis mutandis, as if such terms were set forth in this Guaranty in full.

     SECTION 6.4 Addresses for Notices to the Guarantors. All notices hereunder to the Guarantor shall be in writing (including via facsimile) and shall be sent to it at the address or facsimile number set forth below its signature hereto or at such other address or facsimile number as may be designated by the Guarantor in a written notice received by the Administrative Agent. Notices sent by facsimile transmission shall be effective when received; notices sent by mail (including by courier) shall be deemed to have been given or made when delivered; and notices sent by hand delivery shall be deemed to have been received when received.

     SECTION 6.5 No Waiver; Remedies. In addition to, and not in limitation of, Section 2.3, Section 2.5, and Section 2.7, no failure on the part of the Administrative Agent, the Collateral Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Pursuant to the Credit Agreement, (a) this Guaranty has been delivered to the Administrative Agent and (b) the Administrative Agent has been authorized to enforce this Guaranty on behalf of itself and each of the Tranche A Lenders. All payments by the Guarantor pursuant to this Guaranty shall be made to the Administrative Agent and applied according to the terms of the Credit Agreement for the ratable benefit of the Tranche A Lenders.

     SECTION 6.6 Section Captions. Section captions used in this Guaranty are for convenience of reference only, and shall not affect the construction of this Guaranty.

     SECTION 6.7 Fees and Expenses. The Guarantor further agrees to pay all reasonable expenses (including reasonable attorneys' fees and legal expenses from time to time invoiced) paid or incurred by the Administrative Agent or any Lender in endeavoring to collect the Guaranteed Obligations pursuant to this Guaranty, or any part thereof, and in enforcing this Guaranty against the Guarantor or its successors or assigns.

     SECTION 6.8 Severability. Wherever possible each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

     SECTION 6.9 Governing Law, Entire Agreement, Counterparts, etc. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). This Guaranty and the other Transaction Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreements, written or oral, with respect thereto. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same Guaranty. At any time after the date of this Guaranty, one or more additional Persons or entities may become parties hereto by executing and delivering to the Administrative Agent a counterpart of this Guaranty. Immediately upon such execution and delivery (and without any further action), each such additional Person or entity will become a party to, and will be bound by all the terms of, this Guaranty.

     SECTION 6.10 Forum Selection And Consent To Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTY MAY BE BROUGHT AND MAINTAINED IN ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES SITTING IN NEW YORK CITY AND ANY APPELLATE COURT FROM ANY THEREOF. THE GUARANTOR AND, BY ACCEPTING THE BENEFITS OF THIS GUARANTY, EACH OF THE TRANCHE A LENDERS HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE GUARANTOR AND, BY ACCEPTING THE BENEFITS OF THIS GUARANTY, EACH OF THE TRANCHE A LENDERS HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION

BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. The Guarantor hereby irrevocably appoints CT Corporation System (the "Process Agent"), with offices at the date hereof at 111 Eighth Avenue, New York, New York 10011, United States, as its agent to receive on behalf of the Guarantor and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Guarantor in care of the Process Agent at the Process Agent's address, and the Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Guarantor irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Guarantor in the manner set forth in Section 6.4 hereof.

     SECTION 6.11 Waiver of Jury Trial. THE GUARANTOR AND, BY ACCEPTING THE BENEFITS HEREOF, THE ADMINISTRATIVE AGENT AND EACH TRANCHE A LENDER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTY AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.

     SECTION 6.12 Payments Free and Clear of Taxes. All payments to be made by the Guarantor hereunder shall be made free and clear of, and without deduction for or on account of, any present or future taxes, value-added taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed (in all cases excluding income taxes) and all interest, penalties or similar liabilities with respect thereto (collectively, "Additional Costs"); provided, however, that anything herein contained to the contrary notwithstanding, the Guarantor shall not be required to pay withholding taxes in excess of the amount of withholding taxes that would be payable by a financial institution that is both (i) a resident of a country with which Mexico has entered into a treaty for the avoidance of double taxation which is in effect in such country and (ii) registered with the Ministry of Finance and Public Credit of Mexico (the "SHCP") for purposes of
Article 195(I) of the Mexican Income Tax Law (or any successor provision). Such withholding tax rate is currently 4.9%. If any Additional Costs are required by Law to be deducted or withheld from, or in respect of, any sum payable hereunder, the Guarantor agrees to pay, subject to the proviso in the immediately foregoing sentence, the full amount of such Additional Costs and such other additional amounts as may be necessary so that every payment of all amounts due hereunder, after withholding or deduction for or on account of any Additional Costs, will not be less than the amount provided for herein. Subject to the proviso in the first sentence of this Section 6.12, the Guarantor will furnish to the Administrative Agent, within sixty (60) days after the date the payment of any Additional Costs is due pursuant to applicable law, copies of tax forms evidencing such payment by the Guarantor, duly stamped by or on behalf of the SHCP or any other applicable Government Agency. Subject to the proviso in the first sentence of this Section 6.12, the Guarantor will indemnify and hold harmless the Administrative Agent or any Tranche A Lender, as the case may be, and reimburse the Administrative Agent or any Tranche A Lender, as the case may be, promptly upon its written request, for the amount of any Additional Costs or other taxes described above which are levied or imposed on and paid by the Administrative Agent or any Tranche A Lender, as the case may be.

     SECTION 6.13 Judgment. The obligations of the Guarantor, in respect of any sum due to the Administrative Agent or any Tranche A Lender hereunder shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than the currency in which such sum was originally denominated (the "Original Currency"), be discharged only to the extent that following receipt by the Administrative Agent or such Tranche A Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Tranche A Lender, in accordance with normal banking procedures, could purchase the Original Currency with the Judgment Currency. If the amount of Original Currency so purchased is less than the sum originally due to the Administrative Agent or such Tranche A Lender, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Tranche A Lender against such loss, and if the amount of Original Currency so purchased exceeds the sum originally due to the Administrative Agent or such Tranche A Lender, the Administrative Agent or such Tranche A Lender agrees to remit such excess to the Guarantor.

     SECTION 6.14 Third Party Beneficiaries. The Tranche B Lenders and their respective successors and assigns shall be third party beneficiaries to this Guaranty with respect to Section 2.6 and Section 2.7 hereof and shall be entitled to rely on the agreements contained in such Sections and to enforce such Sections against the Guarantor.

                           [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.



                                      VITRO, S.A. DE C.V.



                                      By:    /s/ Alvaro Rodriguez Arregui
                                             -----------------------------
                                      Name:  Alvaro Rodriguez Arregui
                                      Title: Chief Financial Officer

                                      By:    /s/ Claudio Luis del Valle
                                             -----------------------------
                                      Name:  Claudio Luis del Valle
                                      Title: Chief Administrative Officer


                                      Address for Notices:

                                      Vitro, S.A. de C.V.
                                      Ave. Ricardo Margin
                                      Zozaya 400
                                      Col. Valle del Campestre
                                      San Pedro Garza Garcia, Nuevo Leon
                                      Mexico, 66265

                                      Attention:   Mr. Francisco Romero
                                      Facsimile:   011-52-81-8335 8319
                                      Telephone:   011-52-81-8863 1262

                                 SCHEDULE 3.9


None.